Exhibit 10.2

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A
CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 24b-2.
REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH
THE SECURITIES AND EXCHANGE COMMISSION.

CHINA RIGHTS AGREEMENT

This CHINA RIGHTS AGREEMENT (“Agreement”) is made and entered into as of September 7, 2010 (the “Effective Date”), by and between Selected Value Therapeutics I, LLC, a Delaware limited liability company (“SVT”), and ENTREMED, INC., a Delaware corporation (“ENMD”).

Recitals

A.          As of the Effective Date, ENMD has agreed to issue units of common stock and warrants to SVT pursuant to a Securities Purchase Agreement dated as of the date hereof.

B.           ENMD now desires to grant to SVT a right to acquire an exclusive license to develop and commercialize ENMD’s proprietary drug product, ENMD-2076, in China, on the terms and conditions contained herein.

Agreement

Now, Therefore, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as set forth herein.

ARTICLE 1
RIGHT TO LICENSE

1.1         Issuance of the Right.

(a)          As consideration for the transactions agreed to by SVT herein, ENMD hereby grants to SVT a Right, exercisable at any time until December 31, 2011, to acquire an exclusive license to develop and commercialize ENMD’s proprietary drug product, ENMD-2076, in China (the “Right”). The Right shall be exercisable by written notice by SVT to ENMD.

(b)          Upon exercise of the Right, ENMD and SVT shall negotiate in good faith the terms and conditions for an exclusive license agreement to develop and commercialize ENMD-2076 in China, which terms shall, except as the parties otherwise agree:

(i)            be consistent with the terms described in the material terms attached hereto as Exhibit A (“Material Terms”);

(ii)           be commercially reasonable, except to the extent that the Material Terms otherwise provides; and

(iii)         be consistent with comparable transactions, except as the Material Terms otherwise provides.

(c)          If after ninety (90) days of such negotiation, ENMD and SVT are unable to agree on the terms and conditions of such a license, either Party may send the other Party a written notice that such Party wishes to appoint an expert panel made up of three members to establish any unresolved terms for a license agreement consistent with this Section 1.1.

(i)           In furtherance of the foregoing, each Party shall, within seven (7) days of receipt of the notice seeking to establish such a panel, appoint one member of the panel who is not affiliated with either Party, and the two appointed members shall, within fourteen (14) days of such notice, appoint the third member of the panel, who also shall not be affiliated with either Party. Each appointed member shall also have demonstrated expertise in licensing oncology products at the clinical stage of development, including at least seven (7) years of experience in the pharmaceutical industry.

(ii)         Each appointed member shall enter into a written agreement providing for such member’s compensation, and binding such member to confidentiality and non-use provisions no less stringent than those contained in this Agreement. Each panel member shall be compensated at a rate to be agreed to by the Parties, and the fees and disbursements of the panel shall be shared equally by the Parties.

(iii)        The Parties may submit such materials and arguments to the panel at a hearing to be held within fifteen (15) days of the appointment of the third member of the panel, and the panel shall render its judgment establishing terms as described in this Section 1.1, by majority vote, within fifteen (15) days of such hearing.

(iv)         The majority decision of the panel shall be binding upon the Parties, and the Parties shall negotiate in good faith the final version of the license agreement containing the terms established by the panel.

ARTICLE 2
TERMINATION

2.1         Right to Terminate. This Agreement and the Right shall terminate at any time upon the occurrence of the earlier of the following:

(a)           by mutual written consent of ENMD and SVT; or

(b)           December 31, 2011.

2.2         Effect of Termination. In the event of this Agreement as provided in Section 2.1, this Agreement shall become void and have no further force or effect, provided that no such termination shall release any Party of liability to any other Party for damages or otherwise by reason of the breach of any of the provisions of this Agreement and provided further that Article 3 shall survive termination of this Agreement.

ARTICLE 3
GENERAL PROVISIONS

3.1        Expenses. Whether or not the Right is consummated, each Party will pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement and any resulting license agreement, including all legal, accounting and advisory fees. Should any suit or other action be brought hereunder, the attorneys’ fees and expenses of the prevailing Party(ies) shall be paid by the losing Party(ies) to such action.

3.2         Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Parties).

If to SVT:

c/o Selected Value Therapeutics I, LLC
******************************
******************************
Attention: ******

If to ENMD:

9640 Medical Center Drive
Rockville, MD 20850
Fax: (240) 864-2601
Attention: Executive Chairman

with a copy to:

Arnold & Porter LLP
555 12th St., N.W.
Washington, D.C. 20004
Fax: (202) 942-5999
Attention: Richard E. Baltz

3.3         Publicity. The Parties agree that, except as may otherwise be required by applicable laws or orders, and except as may be authorized in this Section 3.3, no information concerning this Agreement and the transactions contemplated herein shall be made public by the Parties without the prior written consent of the other Party. Neither Party shall issue or release any media release or public announcement (including any announcements made via any posting on the World Wide Web or Internet) regarding this Agreement or disclosing any term or condition herein without the prior written consent of the other Party. Notwithstanding the foregoing, each Party shall have the right to issue media releases and other statements, immediately and without the prior consent of the other Party that disclose any information required by the rules and regulations of the Securities and Exchange Commission, or applicable law.

3.4         Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

3.5         Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

[***] Represents confidential material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

3.6         Successors and Assigns; Assignment. This Agreement shall be binding upon ENMD and its successors and permitted assigns (if any), and SVT and its successors and permitted assigns (if any). This Agreement shall inure to the benefit of ENMD and SVT and the respective successors and assigns (if any) of the foregoing. This Agreement shall not be assigned by any Party (other than to an affiliate of SVT) whether by operation of law or otherwise without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed; provided, however, that SVT may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor to all or substantially all of the business of SVT to which the Agreement relates, whether by merger, acquisition of assets or otherwise, without obtaining the consent or approval of ENMD or of any other Person.

3.7         Parties in Interest. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

3.8         Governing Law.

(a)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)           The Parties hereto hereby submit to the jurisdiction of the courts of New York or the courts of the United States District Court located in the New York City, New York in respect of the interpretation and enforcement of the provisions of this Agreement and any related agreement, certificate or other document delivered in connection herewith and hereby waive, and agree not to assert, any defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement and any related agreement, certificate or other document delivered in connection herewith, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper.

3.9         Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur to the Parties if any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties would not have an adequate remedy at law and therefore will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the Parties are entitled hereunder, at law or in equity.

3.10       Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

3.11       Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

3.12       Waiver. No failure on the part of either Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

3.13      Further Assurances. Each Party hereto shall execute and cause to be delivered to the other Parties hereto such instruments and other documents, and shall take such other actions, as such other Party may reasonably request for the purpose of carrying out or evidencing any of the transactions and other matters contemplated by this Agreement.

3.14      Amendment and Waiver. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of SVT and ENMD.

end of page
[signatures appear on following page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first set forth above.

Selected Value Therapeutics I, LLC

By: Selected Value Therapeutics GP, LLC, its managing member

By:	/s/ ******
Name: ******
Title: Managing Member

EntreMed Inc.

By:	/s/ Michael Tarnow
Name: Michael M. Tarnow
Title: Executive Chairman

[***] Represents confidential material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit A

China Rights Material Terms

Selected Value Therapeutics and EntreMed

Material Terms

September 7, 2010

These “Material Terms” outline the terms of an agreement under negotiation by Selected Value Therapeutics I, LLC (“SVT”) and EntreMed Inc. (“ENMD”). Subject to the provisions hereof, as contemplated by a China Rights Agreement between the parties dated September 7, 2010, the parties intend to negotiate a potential license and supply agreement for the commercialization of ENMD’s proprietary product, ENMD-2076 (the “Product”) in specified jurisdictions (collectively, the “Territory”), on substantially the terms set forth below. These Material Terms are key terms and conditions which, in the event that SVT exercises its Right (as defined in the China Rights Agreement), shall be included in a mutually acceptable and fully-integrated license and supply agreement (“License Agreement”) in accordance with the China Rights Agreement.

I. Product	ENMD’s proprietary drug product, ENMD-2076 (the “Product”) ***********.

II. Licensed Rights
ENMD will grant SVT an exclusive license (to the exclusion of all third parties, including ENMD and its affiliates) to use, develop, import, offer for sale, market, commercialize, distribute and sell Product for use in the Field throughout the Territory under the following Licensed Rights:

(I)
Patents: Existing Chinese Patent Application No. 200680044656.7, filed September 29, 2006, and Hong Kong Patent Application No. 081129878.4 filed November 17, 2008; together with all other ENMD patent applications (divisionals, continuations-in-part, reissues, renewals, etc.) pending in respect of the Product for use in the Field in any jurisdiction in the Territory; and

	(II)	Know-How: All information and data provided by ENMD to SVT and related to ENMD-2076 in the Territory under the License Agreement.

The License Agreement shall provide that the Patents and Know-How shall be and remain the property of ENMD, subject to the exclusive Licensed Rights granted to SVT thereunder.

III. Improvements	Any Improvements to the Patents and Know-How shall be and remain the property of ENMD.

IV. Field
ENMD-2076 as a single ingredient Product for treatment of cancer in humans (the “Field”). Combination of the Product with other active drug ingredients will result in a new product from a regulatory point of view and will be made part of the license to SVT on terms to be included in the License Agreement.

V. Territory	People’s Republic of China, including Hong Kong and Macau; and Taiwan.

[***] Represents confidential material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

VI. Sublicensing, Subcontracting and Distribution
SVT may not sublicense or subcontract to any third party, or appoint any distributor, except with the prior written consent of ENMD, which may not be unreasonably withheld or delayed. For any sublicense granted, SVT will pay to ENMD ********.

VII. Agreement Payments	SVT will make the following payments to ENMD under the License Agreement: ******************************************************************

VIII. Reports	The License Agreement will contain reporting requirements for SVT, including:

	(I)	Quarterly clinical trial and other development cost reports;
	(II)	Quarterly clinical trial progress reports;
	(III)	Monthly sales reports vs. forecast and budget;
	(IV)	Quarterly royalty reports including payments; and
	(V)	Periodic progress reports in respect of applications for marketing approvals throughout the Territory;
in each case, broken down on a jurisdiction-by-jurisdiction basis. All reports will be subject to audit or review by ENMD or an appointee.

IX. Clinical development
SVT will be responsible for all clinical development and regulatory costs related to obtaining regulatory approval in the Territory, pursuant to a Development Plan to be agreed upon by the parties and attached to the License Agreement, with such changes as the parties agree to make from time to time. It is understood that SVT will have control of the necessary regulatory submissions to the SFDA. Any clinical trial will be carried out by a CRO mutually acceptable to SVT and ENMD, each acting reasonably, and selection of sites for clinical trials will be mutually agreed upon by SVT and ENMD, each acting reasonably.

X. Product registrations
SVT will be responsible for obtaining and maintaining product registrations in the Territory and will carry the administrative costs and SVT personnel costs associated with this responsibility. SVT will own the product registrations in the Territory subject to reversion to ENMD upon termination of the license.

XI. Sales and Marketing
SVT will be responsible for all selling costs associated with the Product under the License Agreement (sales, marketing, advertising, promotion, etc). SVT will ensure that in each jurisdiction of the Territory at the time of Product launch sales representatives will be trained and ready. Sales and marketing plans will be presented once yearly to joint marketing committee meetings.
The License Agreement will provide for standard diligence requirements including but not limited to objectively measurable performance criteria for SVT.

XII. Supply of Product
ENMD will be the exclusive manufacturer and supplier (either directly or through an Affiliate or contract manufacturer of its choice) of the Product under the License Agreement. Backup manufacturing capability to be discussed in the event ENMD cannot supply.

[***] Represents confidential material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

XIII. Supply Price	The supply price for ENMD-2076 will be finalized as a part of the License Agreement, and be based on ********************************************************.

XIV. Committee(s)
The parties will form a Joint Steering Committee to govern the activities of the parties as they relate to the Product. Specifically, the Joint Steering Committee will have oversight of development of the Product in the Territory. The Joint Steering Committee will oversee the development and obtaining regulatory approval of the Product in the Territory pursuant to a Development Plan approved by the Joint Steering Committee and EntreMed. Any amendments to the Development Plan would require approval of the Joint Steering Committee and EntreMed. The Joint Steering Committee and EntreMed will oversee the supply and manufacture of API and Licensed Product formulations for the Territory as part of the Development Plan. The Joint Steering Committee will meet on a regular basis, but at least every 6 months until the last marketing approval of the Product in the Territory. In the event of a dispute which cannot be resolved by the senior executives of both parties acting in good faith, ENMD will make the final decision.

XV. Rights of First Refusal	*************************

XVI. Non-competition
Throughout the term of the License Agreement, subject to applicable law in the Territory, SVT will not commercialize any competing cancer products for use in humans in the Territory; it being understood that, in consideration for the exclusive rights to be granted under the License Agreement, ENMD will be entitled to the broadest non-competition protection legally available in specific jurisdictions throughout the Territory. SVT and its sublicensees shall use a level of effort in developing and commercializing the Product that is equal to or greater than that of any other product that it is then developing or commercializing, and SVT and its sublicensees may not reduce its level of such effort as a result of any other cancer product that it is then developing or commercializing.

XVII. Standstill Agreement	A standstill agreement, pursuant to which SVT undertakes not to attempt, directly or indirectly, to obtain control of ENMD during the term of the License Agreement, will be negotiated.

XVIII. Term; Termination
The Licenses granted under the License Agreement will remain in force for as long as SVT or its affiliates, distributors and/or sublicensees sell Product subject always to normal course termination rights of the Parties in respect of breach, insolvency, etc. ENMD will have the right to terminate the License Agreement if SVT has not commenced clinical development of the Product within six months of the submission by ENMD of an NDA filing in the US.

XIX. Governing Law; Dispute Resolution
These Material Terms and the License Agreement will be governed by and interpreted in accordance with the laws of the State of New York. The License Agreement will also contain an alternative dispute resolution clause.

[***] Represents confidential material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

XX. Miscellaneous
The License Agreement will contain normal course provisions relating to, among other things, diligence requirements with respect to Product development and marketing activities, amendment of royalty rate due to post grant events such as loss of patent protection or other competition, representations and warranties, early termination, indemnification, assignment, change of control and confidentiality.

XXI.Confidentiality
No disclosure or announcement, public or otherwise, in respect of the matters contained in these Material Terms, will be made by any other party hereto without the prior agreement of the other party as to timing, content, and methods, provided that the obligations herein will not prevent any party from making, after consultation with the other party, such disclosure as its counsel advises is required by any applicable laws or regulations.

XXII. Assignment
The License Agreement will not be assignable by SVT without the prior written consent of ENMD, which consent will not be unreasonably withheld or delayed. Notwithstanding the foregoing, SVT may make such an assignment without ENMD consent to its affiliates or to a successor to substantially all of the business of SVT to which the License Agreement relates, whether pursuant to a merger, sale of stock, sale of assets or other transaction.

XXIII. Currency; Inflation
All references to Dollars and to $ herein shall be to the currency of the United States Dollar. Milestone payments referred to herein shall be indexed to an inflationary measure to be agreed between the parties.

XXIV. Expenses	Each party will be responsible for its and its financial and legal advisors’ expenses associated with the transactions referred to herein.

XXV. Binding Terms
The provisions entitled “Confidentiality” and “Expenses” in these Material Terms shall be binding on the parties hereto. No other portion of these Material Terms are intended at the date hereof to represent enforceable provisions, unless and until the parties negotiate a License Agreement if and when SVT exercises its Right as set forth in the China Rights Agreement. The terms of this Material Terms document will be binding at such time to the extent that the parties agree to such terms as part of a License Agreement.